Exhibit 10.9

REDDIT, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Reddit, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Plan (as defined below) effective as of February 16, 2022 (the “Effective Date”). Certain capitalized terms used herein are defined below under “Certain Definitions.”

Cash Compensation

Effective upon the IPO Date, annual retainers will be paid in the following amounts to Non-Employee Directors:

Board Service

Non-Employee Director:	$60,000

Committee Service

Chair
Audit Committee Member	$25,000
Compensation Committee Member	$20,000
Nominating and Corporate Governance Committee Member	$15,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Election to Receive RSUs In Lieu of Annual Retainers

General:

Following the IPO Date, the Board or the Compensation Committee may, in its discretion, provide Non-Employee Directors with the opportunity to elect to convert all or a portion of their annual retainers into awards of RSUs (“Retainer RSU Awards”) granted under the Plan, with the number of RSUs subject to such Retainer RSU Award calculated by dividing (i) the amount of the annual retainer that would have otherwise been paid to such Non-Employee Director on the applicable grant date by (ii) the average closing trading price of the Common Stock over the 60 consecutive trading days ending with the trading day immediately preceding the grant date (such election, a “Retainer RSU Election”).

Each Retainer RSU Award will be automatically granted on the fifth day of the month immediately following the end of the quarter for which the corresponding portion of the annual retainer was earned. Each Retainer RSU Award will be fully vested on the grant date.

Election Method:

Each Retainer RSU Election must be submitted to the Company in the form and manner specified by the Board or its Compensation Committee. An individual who fails to make a timely Retainer RSU Election shall not receive a Retainer RSU Award and instead shall receive the applicable annual retainer in cash. Retainer RSU Elections must comply with the following timing requirements:

•  Effective Date Election. Each individual who is a Non-Employee Director as of immediately before the Effective Date may make a Retainer RSU Election with respect to annual retainer payments scheduled to be paid in calendar year 2022 (the “Effective Date Retainer RSU Election”). The Effective Date Retainer RSU Election must be submitted to the Company no later than the day immediately before the Effective Date (the “Effective Date Election Deadline”), and the Effective Date Retainer RSU Election shall become final and irrevocable as of the Effective Date Election Deadline.

•  Initial Election. Each individual who first becomes a Non-Employee Director may make a Retainer RSU Election with respect to annual retainer payments scheduled to be paid in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Retainer RSU Election”). The Initial Retainer RSU Election must be submitted to the Company on or before the date that the individual first becomes a Non-Employee Director (the “Initial Election Deadline”), and the Initial Retainer RSU Election shall become final and irrevocable as of the Initial Election Deadline.

•  Annual Election. No later than December 31 of each calendar year, or such earlier deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is a Non-Employee Director as of immediately before the Annual Election

Deadline may make a Retainer RSU Election with respect to the annual retainer relating to services to be performed in the following calendar year (the “Annual Retainer RSU Election”). The Annual Retainer RSU Election must be submitted to the Company on or before the applicable Annual Election Deadline and shall become effective and irrevocable as of the Annual Election Deadline.

Equity Compensation

Pre-IPO Initial RSU Award:

Each Non-Employee Director who is initially appointed to serve on the Board after the Effective Date but before the IPO Date shall be granted an award of RSUs under the Plan, with the number of RSUs calculated by dividing (i) $600,000 by (ii) the fair market value of the Common Stock as of the grant date, as determined by the Board in its discretion (the “Pre-IPO Initial RSU Award”).

The Pre-IPO Initial RSU Award will be granted on or as soon as practicable following the date on which such Non-Employee Director commences service on the Board, and will be subject to vesting based on satisfaction of both a service-based requirement and a liquidity event requirement. The service-based requirement will be satisfied as to half of the RSUs subject to the award on each anniversary of the date of the Non-Employee Director’s appointment, subject to the Non-Employee Director continuing in service on the Board through each such date. The liquidity event requirement will be satisfied on the earlier to occur of the following, subject to the Non-Employee Director continuing in service on the Board through such earlier date: (i) the effective date of an Initial Public Offering (as defined in the 2017 Plan) or (ii) the date of a Sale Event (as defined in the 2017 Plan), but only if the Sale Event also constitutes a permissible payment event as a change in ownership, effective control, or sale of substantially all of the assets, as provided under Section 409A of the Code.

Post-IPO Initial RSU Award:

Each Non-Employee Director who is initially elected or appointed to serve on the Board after the IPO Date shall be granted an award of RSUs under the Plan, with the number of RSUs calculated by dividing (i) $250,000 by (ii) the average closing trading price of the Common Stock over the 60 consecutive trading days ending with the trading day immediately preceding the grant date (the “Post-IPO Initial RSU Award,” and together with Pre-IPO Initial RSU Award, the “Initial RSU Awards”).

The Post-IPO Initial RSU Award will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to one-third of the RSUs subject thereto on each anniversary of the applicable grant date such that the Initial RSU Award shall be fully vested on the third anniversary of the grant date, subject to the Non-Employee Director continuing in service on the Board through each such vesting date.

Post-IPO Annual RSU Award:

Following the IPO Date, each Non-Employee Director who is serving immediately before and will continue to serve as a Non-Employee Director immediately following an annual meeting of the Company’s stockholders (each, an “Annual Meeting”) shall be granted an award of RSUs under the Plan, with the number of RSUs calculated by dividing (i) $250,000 by (ii) the average closing trading price of the Common Stock over the 60 consecutive trading days ending with the trading day immediately preceding the grant date (the “Annual RSU Award”).

The Annual RSU Award will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the grant date and (ii) immediately before the next Annual Meeting following the grant date, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

Election to Defer Issuances

General:	The Board or the Compensation Committee may, in its discretion, provide each Non-Employee Director with the opportunity to defer the issuance of the shares underlying RSUs granted under this Program, including Retainer RSU Awards and other RSUs granted hereunder, that would otherwise be issued to the Non-Employee Director in connection with the vesting or grant of the RSUs until the earliest of a fixed date properly elected by the Non-Employee Director, the Non-Employee Director’s Termination of Service (as defined in the 2022 Plan) or a Change in Control. Any such deferral election (“Deferral Election”) shall be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board or the Compensation Committee. If an individual elects to defer the delivery of the shares underlying RSUs granted under this Program, settlement of the deferred RSUs shall be made in accordance with the terms of the Deferral Election.

Election Method:

Each Deferral Election must be submitted to the Company in the form and manner specified by the Board or its Compensation Committee. Deferral Elections must comply with the following timing requirements:

•  Effective Date Deferral Election. Each individual who is a Non-Employee Director as of immediately before the Effective Date may make a Deferral Election with respect to the Non-Employee Director’s RSUs to be granted in calendar year 2022 (the “Effective Date Deferral Election”). The Effective Date Deferral Election must be submitted to the Company no later than the Effective Date Election Deadline, and the Effective Date Deferral Election shall become final and irrevocable as of the Effective Date Election Deadline.

•  Initial Deferral Election. Each individual who first becomes a Non-Employee Director may make a Deferral Election with respect to the Non-Employee Director’s RSUs to be granted in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Deferral Election”). The Initial Deferral Election must be submitted to the Company on or before the Initial Election Deadline, and the Initial Deferral Election shall become final and irrevocable as of the Initial Election Deadline.

•  Annual Deferral Election. No later than the Annual Election Deadline, each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Deferral Election with respect to the RSUs to be granted in the following calendar year (the “Annual Deferral Election”). The Annual Deferral Election must be submitted to the Company on or before the applicable Annual Election Deadline and shall become final and irrevocable for the subsequent calendar year as of the applicable Annual Election Deadline.

Change in Control

Immediately before a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s award agreement.

Certain Terminations

Members of the Board who are employees of the Company who subsequently terminate their employment with the Company and any subsidiary and remain a Board member will not receive an Initial RSU Award, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any Subsidiary, Annual RSU Awards as described above.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Certain Definitions

As used in this Program, the following terms have the following meanings:

•	“2017 Plan” means the Company’s 2017 Equity Incentive and Grant Plan.

•	“2022 Plan” means the Company’s 2022 Incentive Award Plan that will be adopted shortly before the IPO Date.

•	“Board” means the board of directors of the Company.

•	“Change in Control” has the meaning set forth in the 2022 Plan.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“Common Stock” means the Company’s Class A common stock.

•	“Compensation Committee” means the compensation committee of the Board.

•	“IPO Date” means the closing date of the Company’s initial public offering of its Common Stock.

•	“Non-Employee Director” means a member of the Board who is not an employee of the Company.

•

“Plan” means, (i) with respect to any RSUs granted before the IPO Date, the 2017 Plan, and (ii) with respect to any RSUs granted upon and following the IPO Date, the 2022 Plan or any other applicable Company equity incentive plan then-maintained by the Company.

•	“RSU” means a restricted stock unit covering a share of Common Stock.

Miscellaneous

The other provisions of the Plan shall apply to the RSUs granted under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of RSUs hereby are subject in all respects to the terms of the Plan. The grant of RSUs under this Program shall be made solely by and subject to the terms set forth in an award agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

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